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                                                                    Exhibit 99.1



                               LAND O'LAKES, INC.
                                  NEWS RELEASE

For information call:
Lydia Botham 651-481-2123
David Karpinski 651-481-2360


             LAND O'LAKES ANNOUNCES NEW MANAGEMENT RESPONSIBILITIES

August 25, 2005 - Arden Hills, Minn - Land O'Lakes, Inc., today announced new responsibilities for three senior executives, indicating the changes are part of a structured transition process leading up to the transfer of leadership from retiring President and Chief Executive Officer (CEO) Jack Gherty to new President and CEO Chris Policinski on October 1, 2005.

"These changes are part of a structured transition process and also reflect the positive impact of our leadership development and succession planning processes," said Gherty, who is retiring after 35 years with Land O'Lakes, the past 16 years as CEO. "The announcement we are making today reflects the quality of our organization and our people."

"The three individuals involved in this restructuring of responsibilities have all displayed strong leadership, strategic planning and business management skills," Policinski added. "I look forward to continuing to work with them in their expanded roles and expect each of them to be an integral part of my ongoing leadership team." All three individuals involved in the restructuring currently report to Policinski, and will continue that reporting relationship when Policinski becomes CEO.

The changes, effective immediately, include:

STEVE DUNPHY ... BEING PROMOTED TO EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER OF DAIRY FOODS VALUE-ADDED BUSINESS. In his new role, Dunphy, who recently served as Vice President of Dairy Foods Retail and Deli Sales, will be responsible for Dairy Foods Branded Retail Businesses, Foodservice Businesses, Research and Development and Value-Added Manufacturing and Supply Chain. Prior to joining Land O'Lakes in 2001, Dunphy was Senior Vice President and Chief Customer Officer with the Kellogg Company, Vice President of Sales for the Pillsbury Company and held sales management positions with Procter & Gamble.

ALAN PIERSON ... BEING PROMOTED TO EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER OF DAIRY FOODS INDUSTRIAL BUSINESS. In this position, Pierson will be responsible for Fluid Milk Procurement and Marketing and Industrial Cheese Manufacturing and Marketing. Pierson joined Land O'Lakes in 1998 as part of the Dairyman's Cooperative Creamery Association (DCCA) merger. He recently served as Land O'Lakes Vice President of Dairy Foods Western Region Manufacturing and Fluid Milk Procurement and Marketing. Prior to joining Land O'Lakes, Pierson was Chief Financial Officer for DCCA and held senior level positions at the Pillsbury Company.

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BARRY WOLFISH... BEING PROMOTED TO VICE PRESIDENT OF STRATEGY AND BUSINESS
DEVELOPMENT. In his new role, Wolfish will be responsible for coordination of company-wide strategy and mergers and acquisitions. Wolfish joined Land O'Lakes in 1999 and recently served as Vice President of Dairy Foods Cheese and Foodservice businesses. Prior to joining Land O'Lakes, Wolfish was with General Mills, where he held Vice President positions for several businesses including:
Adult Cereals, New Channels, Yoplait Foodservice. He also served as Senior Vice President of Marketing with General Mills Canada.



Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.


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